CHAPMAN AND CUTLER LLP                            111 WEST MONROE STREET
                                                  CHICAGO, ILLINOIS  60603



                           April 12, 2012

First Trust Portfolios L.P.
120 East Liberty Drive
Suite 400
Wheaton, IL  60187

     Re:                    FT 3434

Gentlemen:

     We have served as counsel for First Trust Portfolios L.P., as Sponsor and Depositor of FT 3434 in connection with the preparation, execution and delivery of a Trust Agreement dated April 12, 2012 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P. as Evaluator and Portfolio Supervisor, and FTP Services LLC, as FTPS Unit Servicing Agent, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

     2. The certificates evidencing the Units in the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof and such Units, when issued and delivered in accordance with the Trust Agreement against payment of the consideration set forth in the Trust prospectus, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-179666) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                   Respectfully yours,




                                   CHAPMAN AND CUTLER LLP
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